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Exhibit 2.1

FORM OF
EXCHANGE AGREEMENT

        This Exchange Agreement (the "Agreement"), dated                        , 2002, is by and between NWA Inc. ("NWA"), a Delaware corporation having its principal office at 2700 Lone Oak Parkway, Eagan, Minnesota 55121, and Pinnacle Airlines Corp. ("Pinnacle Corp."), a Delaware corporation having its principal office at 1689 Nonconnah Boulevard, Suite 111, Memphis, Tennessee 38132.

WITNESSETH:

        WHEREAS, NWA owns 86,842 shares of Common stock, par value $.01 per share, of Pinnacle Airlines Inc. (the "Pinnacle Airlines Stock"), a Georgia corporation ("Pinnacle Airlines"), such stock being all of the issued and outstanding capital stock of Pinnacle Airlines; and

        WHEREAS, NWA desires to transfer the Pinnacle Airlines Stock to Pinnacle Corp. in exchange for the issuance by Pinnacle Corp. to NWA of (i) shares of Common Stock, par value $.01 per share (collectively, the "Pinnacle Corp. Common Stock"), (ii) one share of Series A Preferred Stock, par value $0.01 per share, of Pinnacle Corp., having the terms and conditions set forth in Exhibit B (the "Series A Preferred Share"), which together with the Pinnacle Corp. Common Stock will constitute all of the issued and outstanding capital stock of Pinnacle Corp. upon issuance, and (iii) a promissory note in aggregate principal amount of $150 million, having the terms set forth in Exhibit B (the "Note") (such transactions collectively referred to as the "Exchange"), and Pinnacle Corp. desires to effect the Exchange;

        WHEREAS, prior to the execution of this Agreement, NWA has entered into an underwriting agreement (the "Underwriting Agreement") providing for the binding obligation by NWA to sell             shares of Pinnacle Corp. Common Stock in an underwritten public offering and providing to the underwriters an option to purchase up to an additional            shares of the Pinnacle Corp. Common Stock;

        NOW THEREFORE, in consideration of the representations, warranties and covenants of the parties contained herein, and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, NWA and Pinnacle Corp. agree as follows:

        1.    Representations of NWA.    NWA hereby represents and warrants to Pinnacle Corp. that:

        1.1  The Pinnacle Airlines Stock constitutes all of the issued and outstanding capital stock of Pinnacle Airlines and is lawfully owned, both beneficially and of record, by NWA.

        1.2  NWA has full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey the Pinnacle Airlines Stock hereunder.

        1.3  The delivery of the Pinnacle Airlines Stock to Pinnacle Corp. pursuant to this Agreement will transfer to Pinnacle Corp. valid title to the Pinnacle Airlines Stock, free and clear of all liens, encumbrances, restrictions and claims of every kind.

        1.4  The execution, delivery and performance by NWA of this Agreement have been duly authorized by all necessary corporate action.

        1.5  This Agreement has been duly executed and delivered by NWA and, assuming the due authorization, execution and delivery of this Agreement by Pinnacle Corp., represents a valid and binding obligation of NWA, enforceable against NWA in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights generally and subject to general equitable principles.

        2.    Representations of Pinnacle Corp.    Pinnacle Corp. hereby represents and warrants to NWA that:

        2.1  Upon the issuance of the Pinnacle Corp. Common Stock and the Series A Preferred Share to NWA pursuant to this Agreement, the Pinnacle Corp. Common Stock and the Series A Preferred Share shall constitute all of the issued and outstanding capital stock of Pinnacle Corp.

        2.2  Pinnacle Corp. has full legal right, power and authority to enter into this Agreement and to issue the Pinnacle Corp. Common Stock hereunder.

        2.3  The delivery of the Pinnacle Corp. Common Stock and the Series A Preferred Share to NWA pursuant to this Agreement will transfer to NWA valid title to the Pinnacle Corp. Common Stock and the Series A Preferred, free and clear of all liens, encumbrances, restrictions and claims of every kind.

        2.4  The execution, delivery and performance by Pinnacle Corp. of this Agreement have been duly authorized by all necessary corporate action.

        2.5  This Agreement has been duly executed and delivered by Pinnacle Corp. and, assuming the due authorization, execution and delivery of this Agreement by NWA, represents a valid and binding obligation of Pinnacle Corp., enforceable against Pinnacle Corp. in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights generally and subject to general equitable principles.

        2.6  Pinnacle Corp. is acquiring the Pinnacle Airlines Stock for investment and not with a view to distribution in violation of any applicable securities laws.

        2.7  Pinnacle Corp. hereby represents that it has no present plan or intention to (i) enter into any transaction involving a merger, consolidation, liquidation or transfer of all or substantially all of the assets of either Pinnacle Corp. or Pinnacle Airlines including, but not limited to, a merger, consolidation or liquidation of Pinnacle Airlines with or into Pinnacle Corp. or any other entity, a merger of Pinnacle Corp. into Pinnacle Airlines or any similar transaction governed by the provisions of Section 368(a) or Section 332 of the Internal Revenue Code of 1986, as amended or (ii) sell, distribute or otherwise dispose of any assets of Pinnacle Corp. (including the stock of Pinnacle Airlines acquired pursuant to this Agreement) or Pinnacle Airlines other than assets disposed of by Pinnacle Airlines in the ordinary course of business; provided that any distribution of cash dividends in the ordinary course of business based on operating income of Pinnacle Corp. shall not be prohibited by this Section 2.7.

        2.8  Pinnacle Corp. has not engaged in any business other than such actions as are necessary to prepare and execute the documents and take actions necessary or desirable for the IPO.

        3.    The Exchange.

        3.1  Effective as of immediately prior to the scheduled initial closing of the sale by NWA of a portion of the Pinnacle Corp. Common Stock pursuant to the Underwriting Agreement, NWA hereby sells, assigns, transfers and conveys to Pinnacle Corp. the Pinnacle Stock. In consideration of, and effective concurrently with such transfer, Pinnacle Corp. hereby issues to NWA (i) the Pinnacle Corp. Common Stock, (ii) the Series A Preferred Share and (iii) the Note.

        3.2  Immediately prior to the scheduled initial closing of the sale by NWA of Pinnacle Corp. Common Stock pursuant to the Underwriting Agreement, (i) NWA shall deliver to Pinnacle Corp. Common Stock certificates in proper form for transfer representing the Pinnacle Airlines Stock, duly endorsed in blank or accompanied by appropriate stock powers executed by NWA, and (ii) Pinnacle Corp. shall deliver to NWA (a) stock certificates in proper form for transfer representing the Pinnacle Corp. Common Stock, (b) a stock certificate in proper form for transfer representing the Series A Preferred share and (c) the Note.

        4.    Guarantee by Pinnacle Corp.

        4.1  Pinnacle Corp. irrevocably and unconditionally guarantees to NWA the due performance by Pinnacle Airlines and its Affiliates (as defined below) of their respective covenants, obligations and duties, whether now or hereafter existing, to NWA and its Affiliates under the Tax Sharing Agreement so that in the event Pinnacle Airlines or its Affiliates fail to observe or perform any covenant, obligation or duty on their part to be observed or performed thereunder, Pinnacle Corp. will observe and perform that covenant, obligation or duty, as the case may be. "Affiliate", for purposes of this Agreement, means any person or entity that immediately following the IPO or at any time thereafter directly or indirectly controls or is controlled by or in under the common control of the party referred to and includes any subsidiary whose parent owns 50% or more of its voting securities. Notwithstanding the foregoing, for purposes of this Agreement, (i) Affiliates of NWA shall not include any entities that would not be Affiliates of NWA but for NWA owning shares of Pinnacle Corp. or an officer or director of NWA serving as an officer or director of Pinnacle Corp., and (ii) Affiliates of Pinnacle Corp. shall not include any Affiliates of NWA or NWA.

        4.2  The liability of Pinnacle Corp. pursuant to this Section 4 shall not be discharged or affected in any way by (i) the granting of time or other indulgence or concession to any of Pinnacle Airlines or its Affiliates under the Tax Sharing Agreement, (ii) any amendment to the Tax Sharing Agreement, (iii) any compromise, release, abandonment, waiver, variation or relinquishment of the rights of any of NWA or its Affiliates against any of Pinnacle Airlines or its Affiliates under the Tax Sharing Agreement or by any omission to enforce such rights, (iv) any present or future law, regulation or order of any jurisdiction or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any obligation of Pinnacle Airlines or its Affiliates under the Tax Sharing Agreement, or (v) any other act, omission, dealing or matter whatsoever (including without limitation, any change in the certificate of incorporation or bylaws of any of Pinnacle Airlines or its Affiliates or the liquidation, dissolution, reorganization or merger of any of Pinnacle Airlines or its Affiliates) that would or might release Pinnacle Corp. from any or all of its obligations under this Section 4.

        4.3  The guarantee provided under this Section 4 shall be continuing and shall remain in full force and effect until 120 days after the due performance, observance and fulfillment by Pinnacle Airlines and its Affiliates of all of their respective covenants, terms, provisions and conditions contained in the Tax Sharing Agreement. Notwithstanding the foregoing, if at any time after the termination of the guarantee provided under this Section 4 pursuant to the preceding sentence, any payment made under the Tax Sharing Agreement is rescinded or must be returned due to the insolvency, bankruptcy or reorganization of any of Pinnacle Airlines or its Affiliates, the guarantee provided under this Section 4 shall be reinstated.

        4.4  The guarantee provided under this Section 4 is in addition to and shall not waive or prejudice or be waived or prejudiced by any other guarantee, indemnity, security, claim, right or remedy against any third party that any of NWA or its Affiliates may have for the due performance of the obligations guaranteed hereby, including, without limitation, any rights that any of NWA or its Affiliates may have against any of Pinnacle Airlines or its Affiliates under the Tax Sharing Agreement or at law or equity.

        4.5  Any amount not paid by Pinnacle Airlines or its Affiliates properly due under the Tax Sharing Agreement and not recoverable from Pinnacle Corp. on the basis of a guarantee (whether because of any legal limitation, disability or incapacity on the part of Pinnacle Airlines or its Affiliates or any other matter or thing, whether known to NWA or its Affiliates or not) shall be nevertheless recoverable from Pinnacle Corp. on the basis of a full indemnity.

        4.6  Pinnacle Corp. shall be deemed to be primarily and jointly and severally liable with Pinnacle Airlines and its Affiliates to observe and perform the covenants, obligations and duties on the respective parts of Pinnacle Airlines and its Affiliates under the Tax Sharing Agreement and to indemnify NWA and its Affiliates in respect of all those matters for which Pinnacle Airlines and its

Affiliates are responsible to NWA and its Affiliates under the Transaction Agreements. NWA and its Affiliates may require Pinnacle Corp. to observe and perform all such covenants, obligations and duties as aforesaid and to indemnify NWA and its Affiliates as aforesaid without first (or ever) taking proceedings against Pinnacle Airlines or its Affiliates or any other persons. Pinnacle Corp. waives any right that it may have to require any of NWA or its Affiliates to proceed against Pinnacle Airlines, its Affiliates or any other person or to exhaust any security held by any of NWA, its Affiliates or any other person, or to pursue any other remedy in its power.

        4.7  Pinnacle Corp. hereby waives and shall have no right of subrogation with respect to any payment made pursuant to its guarantee under this Section 4.

        4.8  Pinnacle Corp. hereby waives all presentment, demands for performance, protests, notices of nonperformance, protest, dishonor, amendment or acceptance of the guarantee, and any other formality with respect to any of the obligations of the guarantee under this Section 4.

        5.    Registration Rights Agreement.    Immediately following the execution and delivery of this Agreement, NWA and Pinnacle Corp. shall execute and deliver the Registration Rights Agreement attached hereto as Exhibit C.

        6.    Tax Sharing Agreement.    Immediately following the execution and delivery of this Agreement, NWA and Pinnacle Corp. shall execute and deliver, and NWA shall cause Pinnacle Airlines to execute and deliver, the Tax Sharing Agreement attached hereto as Exhibit D.

        7.    Restrictions on Liquidations and Mergers.    Pinnacle Corp. hereby agrees that for a period of two years following the transfer by NWA of the Pinnacle Airlines Stock to Pinnacle Corp. pursuant to this Agreement neither Pinnacle Corp. nor Pinnacle Airlines will engage in any transaction described in Section 2.7 of this Agreement, except any such transaction involving unrelated third parties.

        8.    Restrictions on Activities.    Until such time as Pinnacle Corp. issues stock and any such stock is registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") and trades on a public market, Pinnacle Corp. will not engage in any business other than such actions as are necessary to prepare and execute the documents and take actions necessary or desirable for the IPO.

        9.    Voting and Dividends of Pinnacle Corp.    Common Stock before IPO. Prior to the closing of the IPO or the earlier termination of the Underwriting Agreement, NWA shall not be entitled to vote the Pinnacle Corp. Common Stock or to receive dividends in respect thereof.

        10.    Indemnification of Pinnacle Corp. and its Affiliates.

        10.1 NWA shall indemnify and hold Pinnacle Corp., its officers and directors, and each person, if any, who controls Pinnacle Corp. within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (the "Pinnacle Corp. Indemnified Parties") harmless from:

            (i)  Any and all losses, liabilities, claims and damages resulting from the breach of any representation, warranty or covenant by NWA set forth in this Agreement;

          (ii)  Any and all losses, liabilities, claims and damages the substance of which are based solely on the information provided by NWA about NWA set forth under the heading "Selling Stockholder" in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission with respect to the initial public offering of the common stock of Pinnacle Corp. (such initial public offering hereinafter called the "IPO" and such Registration Statement hereinafter called the "IPO Registration Statement"); and

          (iii)  Any reasonable costs or expenses, including reasonable attorneys' fees and expenses (except when NWA is defending the claim in accordance with Section 10.2), of Pinnacle Corp.

  incident to a loss, liability, claim or damage for which Pinnacle Corp. is indemnified pursuant to Sections 10.1(i) and 10.1(ii) above;

provided, however, that NWA shall not be obligated by this Section 10 to pay any amount in excess of the aggregate net proceeds received by NWA in the IPO.

        THE INDEMNITY OBLIGATION UNDER THIS ARTICLE 10 SHALL APPLY WITHOUT REGARD TO WHETHER THE LOSS, LIABILITY, CLAIM, DAMAGE, COST OR EXPENSE FOR WHICH INDEMNITY IS CLAIMED HEREUNDER WAS CAUSED BY THE NEGLIGENCE OF ANY OF THE PINNACLE CORP. INDEMNIFIED PARTIES (WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE), OR WHETHER SUCH LOSS, LIABILITY, CLAIM, DAMAGE, COST OR EXPENSE IS BASED ON STRICT LIABILITY, ABSOLUTE LIABILITY OR ARISING AS AN OBLIGATION OR CONTRIBUTION.

        10.2 After receipt by Pinnacle Corp. of notice, or Pinnacle Corp.'s actual discovery, of any action, proceeding, claim, demand, or potential claim that could give rise to a right to indemnification pursuant to any provision of this Agreement (any of which is individually referred to as a "Pinnacle Circumstance"), Pinnacle Corp. shall give NWA written notice describing the Pinnacle Circumstance in reasonable detail; provided, however, that no delay by Pinnacle Corp. in notifying NWA shall relieve NWA from any liability or obligation hereunder unless (and then solely to the extent) NWA's position is actually adversely prejudiced. In the event NWA notifies Pinnacle Corp. within fifteen days after such notice that NWA is assuming the defense thereof, (i) NWA will defend the Pinnacle Corp. Indemnified Parties against the Circumstances with counsel of its choice, provided such counsel is reasonably satisfactory to Pinnacle Corp., (ii) the Pinnacle Corp. Indemnified Parties may retain separate co-counsel at its or their sole cost and expense (except that NWA will be responsible for the fees and expenses for the separate co-counsel to the extent Pinnacle Corp. concludes reasonably that the counsel NWA has selected has a conflict of interest), (iii) the Pinnacle Corp. Indemnified Parties will not consent to the entry of any judgment or enter into any settlement with respect to the Circumstances without the written consent of NWA and (iv) NWA will not consent to the entry of any judgment with respect to the Pinnacle Circumstances, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Pinnacle Corp. Indemnified Parties from all liability with respect thereto, without the written consent of Pinnacle Corp. In the event NWA does not notify Pinnacle Corp. within fifteen (15) days after Pinnacle Corp. has given notice of the Pinnacle Circumstance that NWA is assuming the defense thereof, the Pinnacle Corp. Indemnified Parties may defend against, or enter into any settlement with respect to, the Pinnacle Circumstance in any manner the Pinnacle Corp. Indemnified Parties reasonably may deem appropriate, at NWA's cost.

        10.3 Indemnification under this Section 10 shall be in addition to any remedies the Pinnacle Corp. Indemnified Parties may have at law or equity; provided, however, that in no event shall NWA be obligated to the Pinnacle Corp. Indemnified Parties under this Agreement or otherwise to pay in connection with this Agreement any amount in excess of the aggregate net proceeds received by NWA in the IPO.

        11.    Indemnification of NWA and Its Affiliates.

        11.1 Pinnacle Corp. shall indemnify and hold NWA, its officers and directors, and each person, if any, who controls NWA within the meaning of either Section 11 of the Securities Act or Section 20 of the Exchange Act (the "NWA Indemnified Parties") harmless from:

            (i)  any and all losses, liabilities, claims and damages resulting from the breach of any representation, warranty or covenant by Pinnacle Corp. set forth in this Agreement;

          (ii)  any and all losses, liabilities, claims and damages related to the IPO, including any and all amounts payable by NWA pursuant to the indemnification or contribution provisions of the

  Underwriting Agreement, except any losses, liabilities, claims or damages for which Pinnacle Corp. is entitled to indemnification by NWA pursuant to Section 11.1(ii); and

          (iii)  any reasonable costs or expenses, including reasonable attorneys' fees and expenses (except when Pinnacle Corp. is defending the claim in accordance with Section 11.2), of NWA incident to a loss, liability, claim or damage for which NWA is indemnified pursuant to Sections 11.1(1) and (ii) above.

        THE INDEMNITY OBLIGATION UNDER THIS SECTION 11 SHALL APPLY WITHOUT REGARD TO WHETHER THE LOSS, LIABILITY, CLAIM, DAMAGE, COST OR EXPENSE FOR WHICH INDEMNITY IS CLAIMED HEREUNDER WAS CAUSED BY THE NEGLIGENCE OF ANY OF THE NWA INDEMNIFIED PARTIES (WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE), OR WHETHER SUCH LOSS, LIABILITY, CLAIM, DAMAGE, COST OR EXPENSE IS BASED ON STRICT LIABILITY, ABSOLUTE LIABILITY OR ARISING AS AN OBLIGATION OR CONTRIBUTION.

        11.2 After receipt by NWA of notice, or NWA's actual discovery, of any action, proceeding, claim, demand, or potential claim that could give rise to a right to indemnification pursuant to any provision of this Agreement (any of which is individually referred to as a "NWA Circumstance"), NWA shall give Pinnacle Corp. written notice describing the NWA Circumstance in reasonable detail; provided, however, that no delay by NWA in notifying Pinnacle Corp. shall relieve Pinnacle Corp. from any liability or obligation hereunder unless (and then solely to the extent) Pinnacle Corp.'s position is actually adversely prejudiced. In the event Pinnacle Corp. notifies NWA within fifteen (15) days after such notice that Pinnacle Corp. is assuming the defense thereof, (i) Pinnacle Corp. will defend the NWA Indemnified Parties against the Circumstances with counsel of its choice, provided such counsel is reasonably satisfactory to NWA, (ii) the NWA Indemnified Parties may retain separate co-counsel at its or their sole cost and expense (except that Pinnacle Corp. will be responsible for the fees and expenses for the separate cc-counsel to the extent NWA concludes reasonably that the counsel Pinnacle Corp. has selected has a conflict of interest), (iii) the NWA Indemnified Parties will not consent to the entry of any judgment or enter into any settlement with respect to the Circumstances without the written consent of Pinnacle Corp. and (iv) Pinnacle Corp. will not consent to the entry of any judgment with respect to the NWA Circumstances, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the NWA Indemnified Parties from all liability with respect thereto, without the written consent of NWA. In the event Pinnacle Corp. does not notify, NWA within fifteen (15) days after NWA has given notice of the NWA Circumstance that Pinnacle Corp. is assuming the defense thereof, the NWA Indemnified Parties may defend against, or enter into any settlement with respect to, the NWA Circumstance in any manner the NWA Indemnified Parties reasonably may deem appropriate, at Pinnacle Corp.'s cost.

        11.3 Indemnification under this Section 11 shall be in addition to any remedies the NWA Indemnified Parties may have at law or equity.

        12.    LIMITATION ON CONSEQUENTIAL DAMAGES.    NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL PINNACLE CORP. BE LIABLE TO NWA OR NWA BE LIABLE TO PINNACLE CORP. UNDER THIS AGREEMENT FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF ANTICIPATED PROFITS OR LOSS OR DIMINUTION OF REVENUES, REGARDLESS OF FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE.

        13.    Expenses of IPO.    NWA shall pay all of the fees and expenses incurred by NWA or Pinnacle Corp. in connection with the registration and sale of shares of Pinnacle Corp. Common Stock in the IPO that are identified in Part II of the IPO Registration Statement.

        14.    Dispute Resolution

        14.1 Any claim or dispute between the parties hereto arising out of or in connection with this Agreement or any alleged breach hereof (a "Claim") shall be submitted promptly to an executive of each of NWA and Pinnacle Corp. who shall have authority to settle the Claim, and who shall meet in the District Court, County of Hennepin, State of Minnesota within thirty (30) days of such submission to seek in good faith an amicable settlement. In seeking an amicable settlement, NWA and Pinnacle Corp. may consult with a neutral third party mediator if both agree in writing. Unless NWA and Pinnacle Corp. agree to the contrary in writing, any advice or decision of the mediator shall not be binding.

        14.2 Any Claim not settled by NWA and Pinnacle Corp. within sixty (60) days after notice of the Claim is first given by either party to the other shall be finally settled by arbitration conducted in Minneapolis, Minnesota under the Commercial Arbitration Rules (the "Rules") and the Guidelines for Expediting Larger, Complex Commercial Arbitrations of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction over it.

            (i)  If the Claim is for less than $1 million, then there shall be one arbitrator. NWA and Pinnacle Corp. will agree upon such arbitrator. If they are unable to agree on the arbitrator within ten (10) days of notice of an election to arbitrate, then an arbitrator shall be appointed pursuant to the Rules.

          (ii)  If a Claim is for $1 million or more, then there shall be three arbitrators. Each of NWA and Pinnacle Corp. shall appoint an arbitrator within ten (10) days of notice of an election to arbitrate; the two arbitrators shall appoint a third within fifteen (15) days from the date of the appointment of the last party appointed arbitrator. If the two arbitrators are unable to do so, either party may request the American Arbitration Association to appoint a third arbitrator.

          (iii)  Each arbitrator shall be fully active in his respective occupation and shall conduct himself as a neutral, and shall be an attorney experienced in arbitrating large commercial disputes. Each arbitrator shall be compensated at his normal hourly or per diem rates for all time spent by him in connection with the arbitration proceedings and, pending final award, his compensation and expenses shall be advanced equally by the parties.

          (iv)  A preliminary hearing shall be held. The arbitrator(s) shall actively manage the arbitration to make it fair, expeditious, economical and less burdensome and adversarial than litigation. The arbitrator(s) shall state his (their) reasoning. The award rendered shall not include punitive damages.

        15.    Notices.    All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered by hand or mail, (b) when transmitted by facsimile, with confirmation of receipt; provided that a copy is sent at about the same time by registered or certified mail, return receipt requested, or (c) three days after being sent by Express Mail, Federal Express or other Express delivery service with next day delivery, to the addressee at the following address or facsimile number (or to such other address or facsimile number as a party may specify from time to time by notice hereunder):

  If to NWA:

  NWA Inc.
  2700 Lone Oak Parkway
  Eagan, Minnesota 55121
  Attn: Michael L. Miller, Vice President and Law Secretary
  Facsimile No.: (612) 726-7123

  If to Pinnacle Corp.:

  Pinnacle Airlines Corp.
  1689 Nonconnah Boulevard
  Suite 111
  Memphis, Tennessee 38132
  Attn: Curtis E. Sawyer, Vice President and Chief Financial Officer
  Facsimile No.: (901) 348-4103

        16.    Entire Agreement.    This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings between them, and may not be modified, amended or terminated except by a written agreement signed by both of the parties hereto.

        17.    Waivers.    No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

        18.    Successors and Assigns.    This Agreement shall inure to the benefit of, and be binding upon NWA and Pinnacle Corp. and their successors and may not be assigned in whole or in part by either of them without the prior written consent of the other party, and any such attempted assignment without such consent shall be null and void, except that NWA may assign its rights hereunder to an Affiliate of NWA without the prior written consent of Pinnacle Corp. or its permitted successors or assigns.

        19.    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

        20.    Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        21.    Choice of Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the choice of law principles thereof.

        22.    Third Parties.    Except as provided in Sections 9 and 10 hereof with respect to the Pinnacle Corp. Indemnified Parties and the NWA Indemnified Parties, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their Affiliates and respective permitted successors and assigns.

        23.    Headings.    The Article headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of such Articles and shall be given no effect in the construction or interpretation of this Agreement. The term "including" or "include" shall mean "including, without limitation," and the subsequent listing of any matters shall in no event be construed to limit or narrow the breadth of the preceding clause or matter. Any reference to an Article or Section herein shall be deemed to be a reference to that Article or Section hereof.

        24.    Rules of Construction.    Each of NWA and Pinnacle Corp. agree that (a) the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed.in the interpretation or construction of this Agreement, and (b) no usage of trade, course of dealing, course of performance or enforcement or surrounding circumstances shall be used in interpreting or construing this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NWA INC.
By

Name: Title:
PINNACLE AIRLINES CORP.
By

Name: Title:

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  Exhibit 2.1